EXHIBIT 4.01

                           R.H. DONNELLEY CORPORATION

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                           DEFERRED COMPENSATION PLAN

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                                                                         11/1/99
                                                            (as amended 9/21/99)


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                           R.H. DONNELLEY CORPORATION

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                           DEFERRED COMPENSATION PLAN

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1.   Purposes.

         The purposes of this Deferred Compensation Plan (the "Plan") are to provide certain highly compensated employees of R.H. Donnelley Corporation (the "Company") and its subsidiaries with the opportunity to elect to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment vehicles.

2.   Definitions.

         In addition to the terms defined in Section 1 above, the following terms used in the Plan shall have the meanings set forth below:

          (a) "Administrator" shall mean the Compensation and Benefits Committee of the Board of Directors. Any duty or responsibility allocated to the Administrator under the Plan may also be performed or exercised by the Board.

          (b) "Beneficiary" shall mean any person (which may include trusts and is not limited to one person) who has been designated by the Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan in the event of the Participant's death. If no Beneficiary has been designated who survives the Participant's death, then Beneficiary means any person(s) entitled by will or, in the absence thereof, the laws of descent and distribution to receive such benefits.

          (c) "Board" shall mean the Board of Directors of the Company.

          (d) A "Change in Control" shall mean the occurrence of any of the following events after the effective date of the Plan.

                  (i) Any "person", as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                 (ii) during any period of two consecutive years commencing on July 14, 1998, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with R.H. Donnelley to effect a transaction described


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         in clause (i), (iii) or (iv) of this definition) whose election by the
         Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

                (iii) the shareholders of the Company have approved a merger or consolidation of the Company with any other company and all other required governmental approvals of such merger or consolidation have been obtained, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 20% of the combined voting power of the Company's then outstanding securities; or

                 (iv) the shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets and all other required governmental approvals of such transaction have been obtained.

          (e) "Code" shall mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

          (f) "Deferral Account" shall mean the account or subaccount established and maintained by the Company for specified deferrals by a Participant, as described in Section 6. Deferral Accounts will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.

          (g) "Disability" shall have the meaning defined in any employment agreement between the Participant and the Company or a subsidiary then in effect or, if no such employment agreement is then in effect, "Disability" shall mean the Participant's inability, as a result of physical or mental incapacity, to perform the duties of his position for a period of six consecutive months or for an aggregate of six months in any twelve consecutive month period.

          (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions or rules.

          (i) "Participant" shall mean any employee of the Company or any subsidiary who is designated by the Administrator as an eligible Participant in the Plan and who participates or makes an election to participate in the Plan.

          (j) "Retirement" shall mean a Participant's voluntary termination of employment (i) at or after attaining age 65 or (ii) at or after attaining age 55, but prior to attaining age 65, if such termination is approved in advance by the Administrator.

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          (k) "Stock" shall mean the Company's Common Stock, or any other equity securities of the Company designated by the Administrator.

          (l) "Trust" shall mean any trust or trusts established by the Company as part of the Plan; provided, however, that the assets of such trusts shall remain subject to the claims of the general creditors of the Company.

          (m) "Valuation Date" shall mean the close of business on the last business day of each calendar quarter; provided, however, that in the case of termination of employment for reasons other than Retirement, death, or Disability, the Valuation Date shall mean the close of business on the last business day of the year in which employment terminates, and in the case of a Change in Control of the Company, the Valuation Date shall be the date of such Change in Control.

3.   Administration.

          (a) The Administrator shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, including accelerating distributions to Participants who engage in activities competitive with or not in the best interests of the Company. Any actions of the Administrator with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Administrator may appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

          (b) Each member of the Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Administrator, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

4.   Eligibility.

         Key employees (but not members of the Administrator and any person who serves only as a Director) of the Company, its subsidiaries (within the meaning of Section 424(f) of the Code) and its Participating Affiliates (as defined below), who are from time to time responsible for the management, growth and protection of the business of the Company, its subsidiaries and Participating Affiliates, are eligible to participate in the Plan. Participating Affiliates shall refer to those entities in which the Company or its subsidiaries has a significant equity interest, as such shall be determined, from time to time, in the sole discretion of the Administrator. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among those eligible.

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5.   Provisions Relating to Participant Deferrals.

          (a) To the extent authorized by the Administrator, a Participant may elect to defer compensation or awards which may be in the form of cash, Stock, Stock-denominated awards or other property to be received from the Company or a subsidiary, including annual incentive awards, long term awards, shares issuable on stock option exercise and compensation payable under other plans and programs, employment agreements or other arrangements, or otherwise, as may be provided under the terms of such plans, programs and arrangements or as designated by the Administrator; provided, however, that a Participant who is an employee of the Company or a subsidiary may defer, with respect to a given year, receipt of only that portion of the Participant's salary, annual incentive award, long term award, shares issuable on stock option exercise and compensation payable under other plans and programs, employment agreements or other arrangements that exceeds the FICA maximum taxable wage base plus the amount necessary to satisfy Medicare and all other payroll taxes (other than Federal, state or local income tax withholding) imposed on the wages of such Participant from the Company and its subsidiaries. In addition to such limitation, and any terms and conditions of deferral set forth under plans, programs or arrangements from which receipt of compensation or awards is deferred, the Administrator may impose limitations on the amounts permitted to be deferred and other terms and conditions on deferrals under to Plan. Any such limitations, and other terms and conditions of deferral, shall be set forth in the rules relating to the Plan or election forms, other forms, or instructions published by the Administrator.

          (b) Once an election form, properly completed, is received by the Company, the elections of the Participant shall be irrevocable; provided, however, that the Administrator may permit a Participant to amend, revoke, or supersede a prior election in circumstances and to the extent that such further election will not result in the Participant being in actual or constructive receipt of compensation or other property prior to the end of the deferral period applicable thereto.

          (c) An election to defer compensation or awards hereunder must be received by the Administrator prior to the date specified by the Administrator. Under no circumstances may a Participant defer compensation or awards to which the Participant has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation or awards.

          (d) The Company may make discretionary Company contributions at any time, subject to the discretion of the Administrator. Company contributions may be based on individual Participant performance or overall corporate performance. Vesting schedules for any Company contributions will be established by the Company at the time the contribution is determined.

6.   Deferral Accounts.

          (a) One or more Deferral Accounts will be established for each Participant, as determined by the Administrator. The amount of compensation or awards deferred with respect to each Deferral Account will be credited to such Account as of the date on which such amounts would have been paid to the Participant but for the Participant's election to defer receipt hereunder. With respect to any fractional shares of Stock or Stock-denominated awards, the Administrator, in its sole discretion, shall pay such fractional shares to the Participant in cash, credit the Deferral Account with cash in lieu of

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depositing fractional shares into the Deferral Account, or credit the Deferral
Account with a fraction of a share calculated to at least three decimal places. The amounts of hypothetical income and appreciation and depreciation in value of such account will be credited and debited to, or otherwise reflected in, such Account from time to time. Unless otherwise determined by the Administrator, amounts credited to a Deferral Account shall be deemed invested in a hypothetical investment as of the date of deferral.

          (b) Subject to the provisions of Sections 6(c) and 6(d) amounts credited to a Deferral Account shall be deemed to be invested, at the Participant's direction, in one or more investment vehicles as may be specified from time to time by the Administrator. The Administrator may change or discontinue any hypothetical investment vehicle available under the Plan in its discretion; provided, however, that each affected Participant is given the opportunity, without limiting or otherwise impairing any other right of such Participant regarding changes in investment directions, to redirect the allocation of his or her Deferral Account deemed invested in the discontinued investment vehicle among the other hypothetical investment vehicles, including any replacement vehicle.

          (c) A Participant may allocate amounts credited to his or her Deferral Account to one or more of the hypothetical investment vehicles authorized under the Plan. Subject to the rules established by the Administrator and subject to the provisions of this Section and Section 6(d), a Participant may reallocate amounts credited to his or her Deferral Account as of the Valuation Date following the Participant's election, to one or more of such hypothetical investment vehicles, by filing with the Administrator a notice, in such form, and in accordance with such procedures, as the Administrator shall determine from time to time. The Administrator may, in its discretion, restrict allocation into or reallocation by specified Participants into or out of special investment vehicles or specify minimum or maximum amounts that may be allocated or reallocated by Participants. Notwithstanding the foregoing, unless otherwise determined by the Administrator, amounts credited to a Stock related account may not thereafter be allocated to any other account.

          (d) The Administrator may, in its discretion, establish one or more Trusts (including sub-accounts under such Trusts), and deposit therein amounts of cash, Stock, or other property not exceeding the amount of the Company's obligations with respect to a Participant's Deferral Account established under this Section 6. In such case, the amounts of hypothetical income and appreciation and depreciation in value of such Deferral Account shall be equal to the actual income on, and appreciation and depreciation of, the assets in such Trusts. Other provisions of this Section 6 notwithstanding, the timing of allocations and reallocations of assets in such a Deferral Account, and the investment vehicles available with respect to such Deferral Account, may be varied to reflect the timing of actual investments of the assets of such Trust and the actual investments available to such Trust.

          (e) If and to the extent permitted by the Administrator, and subject to such terms and conditions as may be established by the Administrator from time to time, a Participant may submit a request to the Administrator to surrender (or constructively surrender) Stock allocated to his or her Deferral Account to pay the purchase price of any stock options of the Company granted to the Participant under another plan, program or arrangement.

          (f) The provisions of Section 6(b), 6(c), 6(d) and 7(c) notwithstanding, the Administrator may restrict or prohibit reallocations of amounts deemed invested in

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specified investment vehicles, and subject such amounts to a risk of forfeiture and other restrictions, in order to conform to restrictions applicable to Stock, a Stock-denominated award, or any other award or amount deferred under the Plan and resulting in such deemed investment, to comply with any applicable law or regulation, or for such other purpose as the Administrator may determine is not inconsistent with the Plan.

7.   Settlement of Deferral Accounts.

          (a) The Company shall settle a Participant's Deferral Account and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Deferral Account, by payment of cash or, in the discretion of the Administrator, by delivery of other assets (including Stock) having a fair market value equal to the amount credited to the Deferral Account.

          (b) To the extent that Stock or any other award or amount (i) is deposited in a Trust pursuant to Section 6 in connection with a deferral of Stock, a Stock-denominated award, or any other award or amount under another plan, program, employment agreement or other arrangement and (ii) is forfeited pursuant to the terms of such plan, program, agreement or arrangement, the Participant shall not be entitled to the value of such Stock and other property related thereto (including without limitation, dividends and distributions thereon) or other award or amount, or proceeds thereof. Any Stock or Stock-denominated awards, other property or other award or amount (and proceeds thereof) forfeited shall be returned to the Company.

          (c) Payments in settlement of a Deferral Account shall be made as soon as practicable after the date or dates (including upon the occurrence of specified events), and in such number of installments (subject to Section 7(d)), as may be directed by the Participant in his or her election relating to such Deferral Account, or earlier in the following circumstances:

                  (i) In the event of termination of employment for reasons other than Retirement or Disability, a single lump sum payment in settlement of any Deferral Account (including a Deferral Account with respect to which one or more installment payments have previously been made) shall be made as promptly as practicable following the next Valuation Date, unless otherwise determined by the Administrator; or

                 (ii) A Participant may request a nonscheduled in-service withdrawal. He or she shall be entitled to elect to withdraw all of the balance in his or her Deferral Account in accordance with this Section 7(c)(ii) by filing with the Administrator such form, in accordance with such procedures, as the Administrator shall determine from time to time. As soon as practicable after receipt of such form by the Administrator, the Company shall pay an amount equal to 90 percent of the balance in such Participant's Deferral Account (determined as of the most recent Valuation Date preceding the date such election is filed) to the electing Participant in a lump sum in cash, and the Participant shall forfeit the remainder of such Deferral Account. Participants electing such a distribution will be ineligible to participate in the Plan for the balance of the Plan year and the following Plan year.

          (d) Unless otherwise determined by the Administrator, if installments are elected by a Participant, such installments must be annual installments commencing not

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later than the first year following the year in which the Participant ceases employment (on such annual installment date as may be specified by the Administrator) and extending over a period not to exceed fifteen years.

          (e) Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Administrator determines that the Participant has a financial emergency of such a substantial nature and beyond the individual's control that payment of amounts previously deferred under the Plan is warranted, the Administrator may direct the payment to the Participant of all or a portion of the balance of a Deferral Account and the time and manner of such payment.

          (f) In the event of a Change in Control, treatment of any balance in any Deferral Account is left to the sole discretion of the Administrator.

8.   Statements.

          Participants shall receive statements reflecting the amount credited to a Participant's Deferral Accounts and transactions therein not less frequently than once each calendar year.

9.   Amendment, Termination and Adjustments.

          (a) The Administrator may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of Participants, shareholders, or any other person provided, however, that, without the consent of a Participant, no such action shall materially and adversely affect the rights of such Participant with respect to any rights to payment of amounts credited to such Participant's Deferral Account. Notwithstanding the foregoing, the Administrator may, in its sole discretion, terminate the Plan (in whole or in part) and distribute to Participants (in whole or in part) the amounts credited to their Deferral Accounts.

          (b) In the event of a stock dividend, split-up or combination of the Stock, merger, consolidation, reorganization, recapitalization, or other change in the corporate structure or capitalization affecting the Stock, such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator may make appropriate adjustments to the number of deemed shares credited to any Deferral Account. The determination of the Administrator as to such adjustments, if any, to be made shall be conclusive.

10.   General Provisions.

          (a) Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or his or her Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

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          (b) Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the compensation or awards deferred and relating to the Deferral Account to which the payments relate against the Company or any subsidiary thereof, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect. In the case of any payment under the Plan of less than all amounts then credited to an account in the form of Stock, the amounts paid shall be deemed to relate to the Stock credited to the account at the earliest time.

          (c) The Plan is intended to constitute an "unfunded" plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company.

          (d) A Participant in the Plan shall have no right to receive payment (in any form) with respect to his or her Deferral Account until legal and contractual obligations of the Company relating to establishment of the Plan and the making of such payments shall have been complied in full. In addition, the Company shall impose such restrictions on Stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of the New York Stock Exchange or any other stock exchange or automated quotation system upon which the Stock is then listed or quoted, any state securities laws applicable to such a transfer, any provision of the Company's Certificate of Incorporation or By-Laws, or any other law, regulation, or binding contract to which the Company is a party.

          (e) No Participant shall have any of the rights or privileges of a shareholder of the Company under the Plan, including as a result of the crediting of Stock equivalents or other amounts to a Deferral Account, or the creation of any Trust and deposit of such Stock therein, except at such time as Stock may be actually delivered in settlement of a Deferral Account. No provision of the Plan or transaction hereunder shall confer upon any Participant any right to be employed by the Company or a subsidiary to increase or decrease the amount of any compensation payable to such Participant. Subject to the limitations set forth in Section 10(a) hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

          (f) The Company and any subsidiary shall have the right to deduct from amounts otherwise payable in settlement of a Deferral Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment. Stock may be withheld to satisfy such obligations in any case where taxation would be imposed upon the delivery of shares, except that shares issued or delivered under any plan, program, employment agreement or other arrangement may be withheld only in accordance with the terms of such plan, program, employment agreement or other arrangement and any applicable rules, regulations, or resolutions thereunder.

          (g) The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Option shall be determined in accordance with the laws of the State of New York, without regard to provisions governing conflicts of laws, except as such matters may be governed by the Delaware General Corporation Law and applicable federal law.

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          (h) A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of the Deferral Account and neither the Company nor the Administrator shall be liable or responsible therefor.

          (i) The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

          (j) In the event that any provisions of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

          (k) The establishment and maintenance of, or allocations and credits to, the Deferral Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust, if any.

11.   Effective Date; Termination.

         The Plan shall be effective as of July 14, 1998, upon its adoption by the Committee and shall terminate at such time as the Company has no remaining obligations to Participants under the Plan.

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